Exhibit 10.44

August 27, 1990

Mr. K Y Lim

Dear Mr. Lim:

On behalf of Adaptec, Inc. I am pleased to offer you the position of Managing Director of Adaptec Mfg (S) Pte Ltd, reporting to me. Your monthly salary will be S$10,875, which includes a S$375 companion travel allowance. A guaranteed one (1) month Annual Wage Supplement is payable at the end of each calendar year or prorated if less than one (1) year's service. You will also be eligible for a quarterly bonus dependent upon Company and individual performance. This bonus is guaranteed at 15% of quarterly base salary through March 31, 1991.

You will be on probation for a period of three months and upon confirmation, the notice period required is two (2) months for either party. During probation, the notice period for resignation is one (1) month.

You will first be eligible for a merit salary increase July 1, 1991. Your salary will not be increased at the end of your probationary period.

You will be provided with the use of a Company maintained car with maximum S$130,000 value, together with a monthly car allowance of S$250 made as part of your remuneration package.

In addition, I will recommend to Adaptec's Board of Directors that you be granted an option to purchase 7,500 shares of Adaptec stock in accordance with the Company's 1990 Stock Plan. This stock option will vest 25% after the first year, and thereafter at the rate of 6.25% per quarter.

Adaptec Mfg (S) Pte Ltd will provide a full range of company paid benefits including 100% paid medical insurance for you and your dependents. Group Term Life and Personal Accident insurance are also provided for employees along with 14 days paid vacation beginning your first year. Further details are contained in our Company Policies manual.

I am pleased that you are considering joining Adaptec Mfg (S) Pte Ltd. I know that your relationship with Adaptec will be beneficial for both you and the Company and that your contribution will be significant.

Please sign below indicating your acceptance of this offer and return one copy of this letter to me.

Sincerely,

/s/ SAM KAZARIAN Sam Kazarian Vice President, Operations

I, K Y Lim, accept the above offer and will start work on     October 15, 1990    .

/s/ K Y LIM K Y Lim	Sept. 4, 1990 Date